As filed with the Securities and Exchange
Commission on August 7, 2001                   Registration No.  333-________
==============================================================================



                   U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   Form S-8
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             USAOneStar.Net, Inc.
                       (Name of issuer in its charter)

              Nevada                                      87-0449399
      (State of incorporation)                         (I.R.S. Employer
                                                       Identification No.)

                       1 Executive Boulevard, Suite LL1
                          Owensboro, Kentucky 42301
                                (270) 683-9090
           (Address and telephone number of registrant's principal
              executive offices and principal place of business)

                               ---------------

                             Consultant Agreement
                           (Full title of the plan)
                               ----------------

                                 Kelly Turner
                       1 Executive Boulevard, Suite LL1
                          Owensboro, Kentucky 42301
                                (270) 683-9090
          (Name, address and telephone number of agent for service)
                               ---------------

       Approximate date of commencement of proposed sale to the public:
From time to time following the effectiveness of this registration statement.

                       CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
                                   Proposed     Proposed
                                   Maximum      Maximum
Title of each class   Amount       Offering     Aggregate   Amount of
of Securities to be   to be        Price        Offering    Registration
Registered            Registered   Per Unit(1)  Price       Fee
------------------------------------------------------------------------------
Common Stock          685,000      $ 0.46       $ 315,100   $ 78.78
------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the bid and asked price of the common stock as of July 30, 2001.

                                    PART I
             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

       Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended, is not required to be filed with the Securities and Exchange Commission (the "SEC" ) and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.


                                   PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

      The following documents previously filed with the SEC by USAOneStar.Net, Inc., (the "USAOneStar"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are, as of their respective dates, hereby incorporated by reference in this registration statement:

           (i) Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000;

           (ii) Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2000 and filed on November 14, 2000, for December 31, 2000 and filed on February 14, 2001, and for March 31, 2001 and filed on May 15, 2001;

           (iii) Current Report on Form 8-K dated August 14, 2000 and filed on August 29, 2000; and

           (iv) Current Report on Form 8-K dated October 31, 2000 and filed January 12, 2001;

      In addition, all documents that USAOneStar subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing with the SEC of a post-effective amendment to this registration statement that (1) indicates that all shares of common stock registered on this registration statement have been sold or (2) affects the deregistration of the balance of such shares then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a document subsequently filed modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


ITEM 4.  DESCRIPTION OF SECURITIES.

      We are registering 685,000 shares of common stock. Our Articles of Incorporation, as amended, authorize 200,000,000 shares of common stock and 10,000,000 shares of preferred stock, both have a par value of $0.001. As of July 23, 2001, we had 15,005,000 shares of common stock issued and outstanding held by approximately 342 record holders and we have not issued any preferred stock. We have approximately 1,447,032 common shares which are unrestricted, 8,838,450 common shares are held by affiliates and the remaining common shares held by our existing shareholders are "restricted securities," as that term is defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act or otherwise.

      Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority of the outstanding shares must be present at a shareholders' meeting and a majority vote by those shares present at a stockholders' meeting is required for actions to be taken by stockholders. However, our bylaws provide that an action by shareholders without a meeting is permitted by written consent of a majority of the outstanding shares. Directors are elected by a majority vote. The holders of our common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The common stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions. Holders of common stock are entitled to receive dividends out of funds legally available if, and when, declared by our Board of Directors and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation of USAOneStar. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each stockholder.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

      USAOneStar is not aware of any expert or legal counsel named in this registration statement who will receive a direct or indirect substantial interest in the offering. The validity of the common stock will be passed upon by Cindy Shy, P.C.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

       Pursuant to Nevada Revised Statutes Section 78.7502 and 78.751, our Articles of Incorporation and bylaws provide for the indemnification of present and former directors and officers and each person who serves at our request as our officer or director. We will indemnify such individuals against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is our director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interest. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful. This right of indemnification is not exclusive of other rights the individual is entitled to as a matter of law or otherwise.

       We will not indemnify an individual adjudged liable to us due to his negligence or wilful misconduct in the performance of his duties, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding. Also, we are authorized to advance expenses if certain standards are met and we may purchase insurance on behalf of an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him pursuant to our bylaws.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.


ITEM 8.  EXHIBITS.

      Exhibits.

Exhibit
No.      Description
-------  -------------

5.1      Opinion of Cindy Shy, P.C.

23.1     Consent of Cindy Shy, P.C.

23.2     Consent of Chisholm & Associates

99.1     Form of Consultant Agreement


ITEM 9.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933,each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Owensboro, Kentucky.

                         USAOneStar.Net, Inc.



        8/6/01               /s/ Kelly Turner
Date:__________________  By:_______________________________________________
                            Kelly Turner, President, Secretary and Director

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


       8/6/01               /s/ Kelly Turner
Date:__________________  By:_______________________________________________
                            Kelly Turner, President, Secretary and Director


       8/6/01               /s/ Jack T. Wells
Date: _________________  By:_______________________________________________
                            Jack T. Wells, Chairman of the Board